UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2006

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 17, 2006, the Compensation Committee (the "Committee") of the Company’s Board of Directors awarded performance shares under the Company’s 2003 Stock Incentive Plan (the "Plan") to John T. Schuessler, Chairman of the Board and Chief Executive Officer, and Kerrii B. Anderson, Executive Vice President and Chief Financial Officer. Mr. Schuessler was awarded 51,932 and
Mrs. Anderson was awarded 16,210 performance shares.

Subject to the Company reporting positive diluted earnings per share for its 2006 fiscal year and to the satisfaction of the service vesting condition described below, the number of shares of the Company’s common stock (the "Earned Performance Shares") to be issued to each grantee in settlement of the performance shares will be between 80% and 120% of the number of performance shares awarded and will be determined by multiplying the stated number of performance shares awarded by the performance multiplier (based on actual reported net income for fiscal 2006 determined in accordance with an established formula). The Company’s actual reported net income for fiscal 2006 will, without further Committee action, be determined by disregarding the impact of (i) costs incurred in connection with the initial public offering and any spin-off or other disposition of Tim Hortons Inc., including costs related to additional employees hired by Tim Hortons Inc. or its subsidiaries as a result of its becoming a separate reporting company, (ii) interest costs or other expense incurred by Tim Hortons Inc. related to revolving credit and other debt financing arrangements entered into by Tim Hortons Inc. in 2006, (iii) the sale of equity of Tim Hortons Inc. in the initial public offering (which will decrease the Company’s reported earnings attributable to earnings of Tim Hortons Inc.), (iv) the Tim Hortons Inc. initial public offering and any spin-off or other disposition of Tim Hortons Inc. on the Company’s 2006 income tax expense, (v) costs (including charges) incurred in connection with the sale or other disposition of one or more business units of the Company, (vi) severance costs or other charges incurred in connection with the Company’s initiative to reduce its overhead as part of an organizational restructuring of the Company, and related costs of outside consultants and advisors, or (vii) new accounting standards or interpretations issued in 2006.

In addition, the actual reported net income will, without further Committee action, be adjusted to add the budgeted consolidated earnings of Tim Hortons Inc. and any other business unit sold or otherwise disposed of to the earnings results of the Company for any period in 2006 for which the earnings results of Tim Hortons Inc. and any other business unit sold or otherwise disposed of are not included in the consolidated earnings results of the Company. The number of performance shares awarded will also, without further Committee action, be adjusted in the event of a spin-off of Tim Hortons Inc. prior to May 1, 2007, such that the fair market value of the performance shares (calculated as though the fair market value of a performance share is equal to the fair market value of a common share of the Company) immediately prior to the spin-off is equal to the fair market value of the performance shares (calculated in the same manner) immediately after the spin-off, and the number of shares of the Company’s common stock issued in settlement of the Earned Performance Shares will be adjusted proportionately to the adjustment in the number of performance shares. The Committee may exercise its discretion to reduce the number of Earned Performance Shares actually earned in accordance with the provisions of the Plan.

If all of the aforesaid conditions are satisfied, and the Committee certifies attainment of the performance objectives, then, 25% of the Earned Performance Shares will vest on May 1, 2008 and an additional 25% of the Earned Performance Shares will vest on May 1 of each of the next three years. If a grantee’s employment is terminated for any reason prior to May 1, 2007, all performance shares will be forfeited (and such grantee would not be entitled to settlement in Earned Performance Shares). Once Earned Performance Shares are issued, the vesting dates applicable to any unvested Earned Performance Shares would be accelerated if the Company is involved in certain change-in-control transactions as specified in the Plan. If a grantee’s employment is terminated for any reason other than death, disability or retirement, any remaining Earned Performance Shares will be forfeited as of the date of such termination. If the grantee’s employment is terminated by reason of his or her death, disability or retirement, all remaining Earned Performance Shares will vest as of the date of such termination.

On May 1, 2007, the grantees will be issued dividend equivalent rights in respect of the Earned Performance Shares. The dividend equivalent rights will provide that any dividends or distributions that would have been paid or made with respect to the Earned Performance Shares will be converted into additional Earned Performance Shares based on the fair market value of the Company’s common shares on the date such dividend or distribution is made (provided that no fractional shares will be issued), the additional Earned Performance Shares thus acquired will be subject to the same restrictions on transfer, risk of forfeiture and vesting schedule as the Earned Performance Shares initially granted.

Neither the performance shares nor the Earned Performance Shares will have voting rights.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

March 22, 2006	By:	Kerrii B. Anderson

Name: Kerrii B. Anderson
Title: Executive Vice President & Chief Financial Officer